Exhibit 99

VIACOM REPORTS QUARTERLY RESULTS

—	Adjusted Operating Income Climbs 28% on Strong Growth in Media Networks and Filmed Entertainment Segments

—	Adjusted Net Earnings and Adjusted Diluted EPS from Continuing Operations Increased 40% and 39% Respectively in the Quarter

New York, NY, Aug. 5, 2010 – Viacom Inc. (NYSE: VIA, VIA.B) today reported strong growth in operating income and profit on improving trends in the advertising market, continued strength of its affiliate revenues and lower film and distribution costs for the quarter ended June 30, 2010.

2010 Results

	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
(in millions, except per share amounts)	2010	2009	2010 vs. 2009	2010	2009	2010 vs. 2009

Revenues	$3,301	$3,299	-	$6,087	$6,204	(2%)

Operating income	794	586	35%	1,328	1,028	29%

Adjusted operating income(1)	794	619	28%	1,328	1,061	25%

Net earnings from continuing operations attributable to Viacom	418	277	51%	661	454	46%

Adjusted net earnings from continuing operations attributable to Viacom(1)	418	298	40%	661	475	39%

Diluted EPS from continuing operations	0.68	0.46	48%	1.08	0.75	44%

Adjusted diluted EPS from continuing operations(1)	$0.68	$0.49	39%	$1.08	$0.78	38%

(1) Adjusted measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

Consolidated revenues for the quarter were $3.30 billion, essentially flat with the prior year, as growth in affiliate, theatrical and advertising revenues offset lower home entertainment revenues. Adjusted operating income grew 28% to $794 million versus the prior year, reflecting 14% growth in Media Networks and a $77 million increase in the Filmed Entertainment segment. Viacom generated $418 million in adjusted net earnings from continuing operations attributable to Viacom, a 40% increase over the second quarter of 2009, and adjusted diluted earnings per share (EPS) of $0.68, up 39% year-over-year.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom’s strong bottom-line results reflect our focused strategy, our creative ingenuity and our disciplined financial approach. We are very pleased with our consistent progress and the solid results that Viacom continues to deliver for shareholders.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Viacom has significantly strengthened its financial position, driving free cash flow and continuing to expand our operating margins, culminating this quarter with the delivery of Viacom’s first quarterly cash dividend. Importantly, this was achieved without sacrificing our investment in programming, which allows us to further build our brands, launch major new hits and create even stronger connections with our audiences. As a result, we are well positioned to capitalize on improving trends in the advertising market. We have strong slates of new and returning programming debuting in the coming months on MTV, Nickelodeon, BET, Spike, Comedy Central and other networks, which we continue to deliver to audiences on multiple screens and devices.

“At Paramount Pictures, our film slate strategy focused on franchise opportunities coupled with the studio’s continued bottom-line vigilance is generating strong results. Our tentpole releases, Marvel Studios’ Iron Man 2 and DreamWorks Animation’s Shrek Forever After, both rank among the top five films in domestic box office for the year.”

Revenues

Revenues	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
(in millions)	2010	2009	2010 vs. 2009	2010	2009	2010 vs. 2009

Media Networks	$2,091	$1,966	6%	$4,029	$3,831	5%

Filmed Entertainment	1,245	1,380	(10%)	2,131	2,467	(14%)

Eliminations	(35)	(47)	N/M	(73)	(94)	N/M

Total revenues	$3,301	$3,299	—	$6,087	$6,204	(2%)

N/M = Not Meaningful

Quarterly revenues of $3.30 billion were on par with the $3.299 billion generated in 2009. Solid growth in affiliate and advertising revenues resulted in a 6% increase in Media Networks revenues. Domestic advertising revenues increased 4% as the strong scatter market more than offset the impact of a weaker 2009 upfront. Worldwide advertising revenues were also up 4%. Worldwide affiliate revenues grew 11% in the quarter, primarily due to rate growth. Worldwide ancillary revenues were flat as growth in online content licensing fees and consumer products sales was offset by lower music video game royalties. Filmed Entertainment revenues were down 10% to $1.25 billion primarily due to lower home entertainment revenues, which declined 43% in the quarter. This decline reflects lower revenues from third party distribution arrangements as well as the release of three titles in the current quarter versus six titles in the comparable 2009 quarter. Worldwide theatrical revenues grew 10% in the quarter reflecting the solid performance of Marvel Studios’ Iron Man 2 and DreamWorks Animation’s Shrek Forever After as well as the solid carryover revenues from the previous quarter’s major releases. Worldwide television license fees decreased 2% primarily due to lower international syndicated television revenues.

Operating Income

Operating Income (Loss)	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
(in millions)	2010	2009	2010 vs. 2009	2010	2009	2010 vs. 2009

Media Networks	$789	$692	14%	$1,484	$1,329	12%

Filmed Entertainment	69	(8)	N/M	(14)	(129)	89%

Corporate	(45)	(47)	4%	(96)	(96)	—

Equity-based compensation	(20)	(19)	(5%)	(46)	(41)	(12%)

Eliminations	1	1	N/M	-	(2)	N/M

Adjusted operating income	$794	$619	28%	$1,328	$1,061	25%

Restructuring	-	(33)	N/M	-	(33)	N/M

Operating income	$794	$586	35%	$1,328	$1,028	29%

N/M = Not Meaningful

Quarterly adjusted operating income increased 28% to $794 million compared with $619 million in the second quarter of 2009. This growth was led by a $97 million, or 14%, increase in Media Networks operating income, which was driven by higher affiliate and advertising revenues as well as lower losses from Rock Band. This growth was partially offset by the Company’s continued investment in programming. The Filmed Entertainment segment delivered a $69 million profit, which represents a $77 million improvement over the second quarter 2009 result, driven by lower costs due to fewer theatrical and home entertainment releases.

Quarterly adjusted net earnings from continuing operations attributable to Viacom increased $120 million, or 40%, to $418 million, principally due to higher operating income. Adjusted diluted earnings per share for the quarter were $0.68, a 39% increase over adjusted diluted EPS of $0.49 in the second quarter of 2009.

Debt

At June 30, 2010, total debt outstanding, including capital lease obligations, was $6.76 billion, compared with $6.77 billion at December 31, 2009. The Company’s cash balances increased to $677 million at June 30, 2010 compared with $298 million at December 31, 2009.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Palladia, Logo, Nickelodeon, Nick at Nite, Nick Jr., TeenNick, Nicktoons, COMEDY CENTRAL, Spike TV, TV Land, BET, CENTRIC, Rock Band, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures. Viacom’s global reach includes approximately 170 channels and 500 digital media properties in more than 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and games on the various platforms on which they are distributed; economic conditions generally, and in advertising and retail markets in particular; competition for audiences and distribution; the impact of piracy; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and games; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Senior Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2010	2009	2010	2009

Revenues	$3,301	$3,299	$6,087	$6,204
Expenses:
Operating	1,742	1,943	3,263	3,691
Selling, general and administrative	687	657	1,340	1,290
Depreciation and amortization	78	80	156	162
Restructuring	—	33	—	33

Total expenses	2,507	2,713	4,759	5,176

Operating income	794	586	1,328	1,028
Interest expense, net	(104)	(109)	(217)	(218)
Equity in net losses of investee companies	(24)	(23)	(52)	(56)
Other items, net	(3)	(15)	(13)	(34)

Earnings from continuing operations before provision for income taxes	663	439	1,046	720
Provision for income taxes	(239)	(158)	(377)	(259)

Net earnings from continuing operations	424	281	669	461
Discontinued operations, net of tax	2	—	4	—

Net earnings (Viacom and noncontrolling interests)	426	281	673	461
Net earnings attributable to noncontrolling interests	(6)	(4)	(8)	(7)

Net earnings attributable to Viacom	420	$277	665	$454

Amounts attributable to Viacom:
Net earnings from continuing operations	$418	$277	$661	$454
Discontinued operations, net of tax	2	—	4	—

Net earnings attributable to Viacom	$420	$277	$665	$454

Basic earnings per share attributable to Viacom:
Continuing operations	$0.69	$0.46	$1.09	$0.75
Discontinued operations	$—	$—	$—	$—
Net earnings	$0.69	$0.46	$1.09	$0.75
Diluted earnings per share attributable to Viacom:
Continuing operations	$0.68	$0.46	$1.08	$0.75
Discontinued operations	$0.01	$—	$0.01	$—
Net earnings	$0.69	$0.46	$1.09	$0.75
Weighted average number of common shares outstanding:
Basic	607.9	607.0	607.8	606.9
Diluted	611.3	608.1	610.5	607.6

Dividends declared per share of Class A and Class B common stock	$0.15	$—	$0.15	$—

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2010	December 31, 2009
(in millions, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$677	$298
Receivables, net	2,334	2,881
Inventory, net	802	779
Deferred tax assets, net	114	147
Prepaid and other assets	349	325

Total current assets	4,276	4,430
Property and equipment, net	1,091	1,179
Inventory, net	4,087	3,731
Goodwill	11,303	11,401
Intangibles, net	495	570
Other assets	549	589

Total assets	$21,801	$21,900

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$181	$248
Accrued expenses	1,000	1,169
Participants’ share and residuals	1,213	1,090
Program rights obligations	406	404
Deferred revenue	333	323
Current portion of debt	230	123
Other liabilities	417	394

Total current liabilities	3,780	3,751
Noncurrent portion of debt	6,528	6,650
Participants’ share and residuals	489	739
Program rights obligations	535	523
Deferred tax liabilities, net	—	89
Other liabilities	1,205	1,303
Redeemable noncontrolling interest	149	168
Commitments and contingencies
Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 52.0 and 52.4 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 556.4 and 555.0 outstanding, respectively	1	1
Additional paid-in capital	8,315	8,287
Treasury stock, 151.5 common shares held in treasury	(5,725)	(5,725)
Retained earnings	6,650	6,106
Accumulated other comprehensive income (loss)	(102)	35

Total Viacom stockholders’ equity	9,139	8,704

Noncontrolling interests	(24)	(27)

Total equity	9,115	8,677

Total liabilities and equity	$21,801	$21,900

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles the Company’s results for the quarter and six months ended June 30, 2009, to adjusted results that exclude the impact of certain items identified as affecting comparability (“Factors Affecting Comparability”), including restructuring charges. There were no similar adjustments to our results for the quarter and six months ended June 30, 2010. The Company uses adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted EPS from continuing operations, as applicable, among other measures, to evaluate the Company’s operating performance and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company’s actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as the Company’s management. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings from continuing operations attributable to Viacom and diluted EPS as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)	Quarter Ended June 30, 2009

	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations

Reported results	$586	$439	$277	$0.46
Factors Affecting Comparability:
Restructuring charges(3)	33	33	21	0.03

Adjusted results	$619	$472	$298	$0.49

(in millions, except per share amounts)	Six Months Ended June 30, 2009

	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations

Reported results	$1,028	$720	$454	$0.75
Factors Affecting Comparability:
Restructuring charges(3)	33	33	21	0.03

Adjusted results	$1,061	$753	$475	$0.78

(1)	Pre-tax earnings from continuing operations represent earnings before provision for income taxes.
(2)	The tax impact of adjustments has been calculated where appropriate using the applicable rates in effect for the period presented.
(3)	For the quarter and six months ended June 30, 2009 adjusted results exclude $33 million of pre-tax severance expenses attributable to the Media Networks and Filmed Entertainment segments.